Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Senior Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2022 RESULTS

MOUNT AIRY, N.C., January 20, 2022 – Insteel Industries Inc. (NYSE: IIIN) today announced financial results for its first quarter ended January 1, 2022.

First Quarter 2022 Results

For the first quarter of fiscal 2022, Insteel recorded record quarterly revenue of $178.5 million and record first quarter net earnings of $23.1 million, or $1.18 per diluted share, compared to $8.1 million, or $0.42 per diluted share, in the same period a year ago. Net sales increased 49.2% and earnings per share increased 181%.

Demand for the Company’s concrete reinforcing products remained strong despite the normal seasonal slowdown in construction activity. Spreads between selling prices and raw material costs widened due to a 69.4% increase in average selling prices from the prior year quarter, implemented to recover rapidly rising raw material and operating costs. Ongoing tight raw material supply conditions led to an 11.9% decline in shipments. On a sequential basis, average selling prices increased 10.7%, while shipments decreased 5.9% from the fourth quarter of fiscal 2021, which reflects normal seasonal volume fluctuations.

Gross margin widened 710 basis points to 23.7% from 16.6% in the prior year quarter primarily due to widening spreads between selling prices and raw material costs. Net earnings for the prior year quarter reflect $0.7 million of restructuring charges related to the Company’s March 2020 acquisition of substantially all the assets of Strand-Tech Manufacturing, Inc. (“STM”), which reduced earnings per share by $0.03.

Operating activities generated $13.6 million of cash during quarter compared to $14.0 million in the prior year quarter. The growth in net earnings substantially offset a $21.4 million increase in net working capital during the quarter. Net working capital increased $0.5 million in the prior year quarter.

Capital Allocation and Liquidity

Capital expenditures decreased to $0.8 million from $2.9 million in the prior year quarter but are expected to total up to $25.0 million in fiscal year 2022, which includes expenditures to advance the growth of the engineered structural mesh business and to support cost and productivity improvement initiatives in addition to recurring maintenance needs.

On December 17, 2021, Insteel paid a special cash dividend totaling $38.8 million, or $2.00 per share, in addition to its regular quarterly cash dividend of $0.03 per share and ended the quarter debt-free with $63.0 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Outlook

“Our outlook for 2022 remains optimistic. Private and public non-residential construction markets are robust today and key leading market indicators are signaling sustained growth,” commented H.O. Woltz III, Insteel’s President and CEO. “In addition, we expect the recently enacted Infrastructure Investment and Jobs Act to stimulate demand for our products beginning during the latter part of 2022 and gaining momentum during 2023 – 2025.”

Woltz continued, “Despite the favorable demand outlook, inadequate availability of domestic hot rolled steel wire rod and persistent labor challenges, both of which were highlighted in recent quarterly reports, are expected to continue impacting our operations during the current quarter. We turned to the international steel market to supplement domestic supplies of steel wire rod and believe our purchasing plan will fill the gaps that caused plant inefficiencies and customer service difficulties over the last three quarters. Our international sourcing strategy going forward will be influenced by the performance of our domestic suppliers during our second and third quarters.”

“We are pleased to have recently completed agreements in principle with a group of capital equipment suppliers for purchases of nearly $20 million in state-of-the-art technology to expand our capacity, improve quality and reduce the cash cost of production. We are still firming up schedules but expect most of these initiatives to come online during fiscal 2023.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended October 2, 2021 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

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All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for Engineered Structural Mesh (“ESM”) and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 2, 2021 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	January 1,	January 2,
	2022	2021

Net sales	$178,459	$119,605
Cost of sales	136,095	99,754
Gross profit	42,364	19,851
Selling, general and administrative expense	12,281	8,553
Restructuring charges, net	47	657
Other expense (income), net	(5)	13
Interest expense	22	25
Interest income	(14)	(5)
Earnings before income taxes	30,033	10,608
Income taxes	6,904	2,465
Net earnings	$23,129	$8,143

Net earnings per share:
Basic	$1.19	$0.42
Diluted	1.18	0.42

Weighted average shares outstanding:
Basic	19,411	19,309
Diluted	19,636	19,434

Cash dividends declared per share	$2.03	$1.53

See accompanying notes to consolidated financial statements.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	January 1,	January 2,	October 2,
	2022	2021	2021
Assets
Current assets:
Cash and cash equivalents	$63,020	$50,182	$89,884
Accounts receivable, net	73,562	49,224	67,917
Inventories	81,558	64,276	79,049
Other current assets	8,664	5,201	10,056
Total current assets	226,804	168,883	246,906
Property, plant and equipment, net	103,442	101,351	105,624
Intangibles, net	7,460	8,331	7,668
Goodwill	9,745	9,745	9,745
Other assets	21,328	21,641	20,767
Total assets	$368,779	$309,951	$390,710

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$35,369	$31,761	$49,443
Accrued expenses	27,205	15,012	19,406
Total current liabilities	62,574	46,773	68,849
Long-term debt	-	-	-
Other liabilities	20,185	19,444	19,823
Commitments and contingencies
Shareholders' equity:
Common stock	19,414	19,314	19,408
Additional paid-in capital	78,945	76,716	78,688
Retained earnings	190,103	149,660	206,384
Accumulated other comprehensive loss	(2,442)	(1,956)	(2,442)
Total shareholders' equity	286,020	243,734	302,038
Total liabilities and shareholders' equity	$368,779	$309,951	$390,710

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	January 1,	January 2,
	2022	2021
Cash Flows From Operating Activities:
Net earnings	$23,129	$8,143
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,705	3,610
Amortization of capitalized financing costs	16	16
Stock-based compensation expense	272	224
Deferred income taxes	16	(64)
Loss on sale and disposition of property, plant and equipment	14	32
Increase in cash surrender value of life insurance policies over premiums paid	(115)	(364)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(5,645)	4,593
Inventories	(2,509)	4,687
Accounts payable and accrued expenses	(13,231)	(9,753)
Other changes	7,979	2,826
Total adjustments	(9,498)	5,807
Net cash provided by operating activities	13,631	13,950

Cash Flows From Investing Activities:
Capital expenditures	(838)	(2,860)
Increase in cash surrender value of life insurance policies	(308)	(197)
Proceeds from sale of property, plant and equipment	6	-
Proceeds from sale of assets held for sale	-	19
Proceeds from surrender of life insurance policies	64	18
Net cash used for investing activities	(1,076)	(3,020)

Cash Flows From Financing Activities:
Cash dividends paid	(39,410)	(29,551)
Proceeds from long-term debt	45	45
Principal payments on long-term debt	(45)	(45)
Payment of employee tax withholdings related to net share transactions	(55)	(13)
Cash received from exercise of stock options	46	128
Net cash used for financing activities	(39,419)	(29,436)

Net increase (decrease) in cash and cash equivalents	(26,864)	(18,506)
Cash and cash equivalents at beginning of period	89,884	68,688
Cash and cash equivalents at end of period	$63,020	$50,182

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$83	$95
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	497	500
Restricted stock units and stock options surrendered for withholding taxes payable	55	13
Declaration of cash dividends to be paid	-	-

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